                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                          ___________________________



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported):   JUNE 19, 1995

                         SOMATIX THERAPY CORPORATION
               (Exact name of registrant as specified in charter)

           DELAWARE                   0-14758               94-2762045
(State or Other Jurisdiction        (Commission           (IRS Employer
   of Incorporation)                File Number)        Identification No.)
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950 MARINA VILLAGE PARKWAY, ALAMEDA, CA                       94501
(Address of Principal Executive Offices)                    (Zip Code)


Registrant's telephone number, including area code:   (510) 748-3000


_______________________________________________________________________________
         (Former Name or Former Address, if Changed Since Last Report.)





                        Exhibit Index Located on Page 4

ITEM 5   OTHER EVENTS.


   Somatix Therapy Corporation (the "Company") today announced receipt of commitments from institutional investors to purchase units in a private placement (the "Offering") which would net the Company approximately $15 million. The Offering, which was managed by Merrill Lynch, involves the sale of $10.1 million in common stock units of the Company (the "Common Stock Units") and $6.4 million in convertible preferred stock units of the Company (the "Preferred Stock Units"). The transaction is expected to close before the end of June.

   The Common Stock Units were priced at $3.68, and consist of one share of the Company's common stock (the "Common Stock") and a warrant to purchase 0.56 of a share of Common Stock. The Preferred Stock Units were priced at $25.00, and consist of one share of the Company's convertible preferred stock (the "Preferred Stock"), convertible to 6.25 shares of Common Stock at $4.00 per share, and warrants for 3.5 shares of Common Stock. In both cases the warrants have exercise prices of $4.00 per share and have three year terms. If all 2.4 million warrants were to be exercised, the Company would receive an additional $9.8 million in proceeds.

   The closing of the Common Stock Units portion of the transaction is contingent upon the effectiveness of a Registration Statement on Form S-3.
The Preferred Stock Units have been sold as a private placement and are exempt from registration under the Securities Act of 1933. However, the Company has committed to register the underlying shares of Common Stock for resale within 60 days of closing. Both transactions are contingent upon the receipt of a pending approval from the National Association of Securities Dealers.

   In addition to the above terms, the Preferred Stock terms include a paid-in-kind dividend of seven percent (7%), a liquidation preference, extraordinary voting rights in the event the Company's net cash position falls below $5 million, and a conversion price reset provision. The reset provision states that 13 months after closing, the conversion price may be reset to the lower of the current conversion price or the 20 day average closing price of the Common Stock in the thirteenth month. The conversion price after reset may not be less than $2.00 per share. Purchasers of the Preferred Stock Units have agreed to certain trading restrictions during this measurement period.
Finally, the Preferred Stock will automatically convert to Common Stock at any time after two and one-half years after closing if the Common Stock trades at a 100 percent premium to the then-applicable conversion price.


                                      2.
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                                   SIGNATURES



   Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      SOMATIX THERAPY CORPORATION



Date:  June 19, 1995                  By: /s/  DAVID W. CARTER
                                          ------------------------------------
                                          David W. Carter, Chairman, President
                                          and Chief Executive Officer





                                       3.
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                                 Exhibit Index


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
  EXHIBIT                                                            SEQUENTIALLY
  NUMBER                                                             NUMBERED PAGE
  ------                                                             -------------
  1.  Press Release                                                       5
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